UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2018

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 708-9808

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2018, the compensation committee (the “Committee”) of the Board of Directors of ITUS Corporation (the “Company”) approved the following for the compensation of Dr. Amit Kumar, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Dr. Kumar’s base salary will be increased from $360,000 per year to $450,000 per year, such increase to be effective retroactively as of January 1, 2018, and Dr. Kumar will receive a cash bonus of $200,000. In addition, Dr. Kumar will receive two stock option grants and a restricted stock award pursuant to the ITUS Corporation 2018 Share Incentive Plan (the “Plan”). The stock option grants are to purchase 600,000 shares of common stock of the Company (the “Common Stock” and such option grant, the “Time Based Option Grant”) and 1,500,000 shares of Common Stock (such option grant, the “Performance Based Option Grant”), respectively, at an exercise price of $3.70 (the closing price of the Common Stock on the Nasdaq Capital Market on May 8, 2018). The Time Based Option Grant has a 10 year term and vests on a monthly basis over three years beginning on May 31, 2018. If Dr. Kumar is terminated other than for cause within 12 months following a change of control, the Time Based Option Grant will automatically vest in its entirety and Dr. Kumar will have 90 days to exercise such grant.  If Dr. Kumar’s employment is terminated other than for cause unrelated to a change of control, for cause, or he retires or otherwise resigns, the Time Based Option Grant will cease vesting and Dr. Kumar will have 90 days to exercise the vested portion of such grant. The Performance Based Option Grant has a 10 year term and vests as follows: (i) 500,000 shares vest if during any 20 trading day period on or before May 31, 2021, the average closing stock price of the Common Stock is at least $5.00, (ii) 500,000 shares vest if during any 20 trading day period on or before May 31, 2021, the average closing stock price of the Common Stock is at least $7.00, and (iii) 500,000 shares vest if during any 20 trading day period on or before May 31, 2021, the average closing stock price of the Common Stock is at least $8.00. If Dr. Kumar’s employment is terminated or he resigns, the Performance Based Option Grant will cease vesting and Dr. Kumar will have 90 days to exercise the vested portion of such grant. Dr. Kumar also received a restricted stock award (the “RSA”) of 1,500,000 shares of Common Stock. The RSA vests in its entirety if during any 20 trading day period on or before May 31, 2021 in which Dr. Kumar is employed by the Company, the average closing stock price of the Common Stock is at least $11.00.

The Committee’s determination to increase Dr. Kumar’s compensation is the result of a direct negotiation between the Committee and Dr. Kumar following Dr. Kumar’s tendering of a resignation letter to the Company on April 20, 2018, which letter was subsequently withdrawn. In its negotiation with Dr. Kumar, the Committee hired a third party compensation consultant for advice. The Committee and Dr. Kumar agreed to make the major portion of the equity compensation tied to performance milestones so that Dr. Kumar’s incentives are aligned with creation of shareholder value.

The Committee also approved a stock option grant to Michael J. Catelani, the Chief Operating Officer and Chief Financial Officer of the Company, pursuant to the Plan.  Mr. Catelani will receive a stock option to purchase 500,000 shares of Common Stock at an exercise price of $3.70 (the closing price of the Common Stock on the Nasdaq Capital Market on May 8, 2018). The stock option grant has a 10 year term and vests on a monthly basis over three years beginning on May 31, 2018. If Mr. Catelani is terminated other than for cause within 12 months following a change of control, the option grant will automatically vest in its entirety and Mr. Catelani will have 90 days to exercise such grant.  If Mr. Catelani’s employment is terminated other than for cause unrelated to a change of control, for cause, or he retires or otherwise resigns, the option grant will cease vesting and Mr. Catelani will have 90 days to exercise the vested portion of such grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2018

ITUS CORPORATION

By:/s/ Amit Kumar

Name: Dr. Amit Kumar

Title: President and Chief Executive Officer

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